UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14a
(RULE 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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NATUS MEDICAL INCORPORATED
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On June 14, 2018, Natus Medical Incorporated (“Natus”) issued the following press release:

Natus Medical Board Announces Commitment to Governance Enhancements

PLEASANTON, Calif. - June 14, 2018 - The Board of Directors of Natus Medical Incorporated today announced that it commits to taking certain actions to strengthen the Company's corporate governance based on feedback provided during recent meetings with Natus shareholders and the Board’s continual consideration of best practices. These commitments include the following:

•	Natus will seek shareholder approval of an amendment to its charter to declassify the Board and eliminate cumulative voting at, or prior to, the 2019 annual meeting of its stockholders.

•	Natus will adopt standard proxy access bylaw provisions in time for use in connection with the 2019 annual meeting.

Robert Gunst, Chairman of the Natus Board of Directors, said, “Over the last several weeks, the Board has had the opportunity to engage with Natus shareholders and we welcome the valuable and constructive input we have received. We are pleased to announce these commitments to further enhance Natus’ governance practices.”

The Natus charter currently provides that the Board is divided into three classes, with directors in each class elected to a three-year term, and also allows shareholders to cumulate votes in the election of directors. If shareholders approve the amendment of the charter to eliminate these provisions, over a phase-in period, directors elected after such amendment will serve for one-year terms, and shareholders will not be able to cumulate their votes for the election of directors. Regarding the proxy access provisions to which the Board is committed, shareholders that meet the eligibility threshold, not to be more restrictive than those owning three percent of the outstanding shares for a three-year period, will be entitled to include in the company’s proxy materials director nominees that comprise a percentage of the total number of directors that will not be less than 20%.

Fenwick & West LLP is serving as legal counsel to Natus.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products and services used for the screening, detection, treatment, monitoring and tracking of common medical ailments in newborn care, hearing impairment, neurological dysfunction, neurosurgery, epilepsy, sleep disorders, and balance and mobility disorders.

Additional information about Natus Medical can be found at www.natus.com.

Forward Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These statements relate to our current estimates and assumptions and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, our ability to successfully integrate and achieve our profitability goals from recent acquisitions, the demand for our products and services, the impact of adverse global economic conditions and changing governmental regulations, including foreign exchange rate changes, on our target markets, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, risks associated with our, and our commercial partner’s, bringing new products to market, and our ability to fulfill product orders on a timely basis. Natus disclaims any obligation to update information contained in any forward looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2017 and its subsequent quarterly reports on Form 10-Q and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

Important Additional Information and Where to Find It

Natus has filed a definitive proxy statement (the “Proxy Statement”) and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) on May 18, 2018 in connection with the solicitation of proxies for the 2018 Annual Meeting of Stockholders. NATUS STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT DOCUMENTS THAT NATUS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Certain Information Regarding Participants in Solicitation

Natus, its directors and certain of its executive officers will be participants in the solicitation of proxies from stockholders in respect of the 2018 Annual Meeting of Stockholders. Information regarding the names of Natus’ directors and executive officers and their respective interests in Natus by security holdings or otherwise is set forth in the Proxy Statement. Investors and stockholders may obtain a copy of the definitive proxy statement and other documents filed by Natus free of charge from the SEC’s website, www.sec.gov. Additionally, Natus stockholders may obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents by directing a request to Natus’ proxy solicitor for the 2018 Annual Meeting of Stockholders, Morrow Sodali, at 800-662-5200 or via email at BABY@morrowsodali.com

Contacts

Natus Medical Incorporated
Jonathan A. Kennedy
Executive Vice President and Chief Financial Officer
925-223-6700
InvestorRelations@Natus.com

Joele Frank, Wilkinson Brimmer Katcher
Jim Golden / Tim Lynch / Adam Pollack
212-355-4449